Exihibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $2.89; includes $0.13 per share from after-tax non-core items

•	First quarter core net operating earnings per share of $2.76

•	First quarter annualized ROE of 21.2%; core operating ROE of 20.2%

•	First quarter Specialty calendar year combined ratio 90.1%; 8% growth in net written premiums; renewal rate increases excluding workers’ compensation of 8%

CINCINNATI – May 1, 2024 – American Financial Group, Inc. (NYSE: AFG) today reported 2024 first quarter net earnings of $242 million ($2.89 per share) compared to $212 million ($2.49 per share) for the 2023 first quarter. Net earnings for the 2024 first quarter included after-tax non-core net realized gains on securities of $11 million ($0.13 per share). Comparatively, net earnings in the 2023 first quarter included after-tax non-core net realized losses on securities of $37 million ($0.42 per share loss) and a $2 million gain ($0.02 per share) on retirement of debt. Annualized return on equity was 21.2% and 18.9% for the first quarters of 2024 and 2023, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $231 million ($2.76 per share) for the 2024 first quarter compared to $247 million ($2.89 per share) in the 2023 first quarter. The year-over-year decrease reflects lower returns in AFG’s alternative investment portfolio when compared to the strong performance of this portfolio in the prior year period. Additional details for the 2024 and 2023 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2024 and 2023 generated annualized returns on equity of 20.2% and 22.0%, respectively, which is calculated excluding AOCI.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2024	2023	2024	2023	2024	2023
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$284	$272	$56	$78	$340	$350
Other expenses	(31)	(23)	—	—	(31)	(23)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	234	230	56	78	290	308
Related provision for income taxes	47	45	12	16	59	61

Core Net Operating Earnings	$187	$185	$44	$62	$231	$247

Core Operating Earnings Per Share	$2.23	$2.17	$0.53	$0.72	$2.76	$2.89
Weighted Avg Diluted Shares Outstanding	83.8	85.4	83.8	85.4	83.8	85.4

AFG’s book value per share was $50.57 at March 31, 2024. AFG paid cash dividends of $3.21 per share during the first quarter, including a $2.50 per share special dividend paid in February. For the three months ended March 31, 2024, AFG’s growth in book value per share plus dividends was 5.6%.

Book value per share excluding AOCI was $54.32 per share at March 31, 2024, compared to $54.72 at the end of 2023. For the three months ended March 31, 2024, AFG’s growth in book value per share excluding AOCI plus dividends was 5.1%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure.

AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2024	2023
Components of net earnings:
Core operating earnings before income taxes	$290	$308
Pretax non-core items:
Realized gains (losses) on securities	14	(46)
Gain on retirement of debt	—	2

Earnings before income taxes	304	264
Provision (credit) for income taxes:
Core operating earnings	59	61
Non-core items	3	(9)

Total provision for income taxes	62	52

Net earnings	$242	$212

Net earnings:
Core net operating earnings(a)	$231	$247
Non-core items:
Realized gains (losses) on securities	11	(37)
Gain on retirement of debt	—	2

Net earnings	$242	$212

Components of earnings per share:
Core net operating earnings(a)	$2.76	$2.89
Non-core Items:
Realized gains (losses) on securities	0.13	(0.42)
Gain on retirement of debt	—	0.02

Diluted net earnings per share	$2.89	$2.49

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report a first quarter annualized core operating return on equity of 20% and year-over-year growth in net written premiums of 8%. In addition to strong underwriting margins in our specialty P&C insurance businesses, higher interest rates increased net investment income, excluding alternatives. We continue to be pleased with the performance of our alternative investment portfolio, where returns exceeded our expectations during the quarter. Our entrepreneurial, opportunistic culture and disciplined operating philosophy continue to serve us well as we start the year.

Messrs. Lindner continued: “AFG continued to have significant excess capital at March 31, 2024. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a strong 90.1% combined ratio in the first quarter of 2024, 0.9 points higher than the 89.2% reported in the first quarter of 2023. First quarter 2024 results include 2.3 points related to catastrophe losses, compared to 2.2 points in the 2023 first quarter. First quarter 2024 results benefited from 3.3 points of favorable prior year reserve development, compared to 4.5 points in the first quarter of 2023. Underwriting profit was $154 million for the 2024 first quarter compared to $155 million in the first quarter of the prior period.

Gross and net written premiums were both up 8% in the 2024 first quarter compared to the prior year quarter. Year-over-year growth was reported within each of the Specialty P&C groups as a result of additional crop premiums from the Crop Risk Services (CRS) acquisition, new business opportunities, increased exposures, and a good renewal rate environment.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up 8% for the quarter, accelerating about 1% from the previous quarter. Including workers’ compensation, renewal rates were up 6% overall, in line with the previous quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $56 million in the first quarter of 2024 compared to $43 million in the first quarter of 2023. The improved profitability was due primarily to higher year-over-year underwriting profit in our property & inland marine business. Catastrophe losses in this group were $8 million in the first quarter of 2024, compared to $19 million in the first quarter of 2023. The businesses in the Property and Transportation Group achieved an 89.0% calendar year combined ratio overall in the first quarter of 2024, an improvement of 2.0 points from the 91.0% reported in the comparable 2023 period.

First quarter 2024 gross and net written premiums in this group were 10% and 7% higher, respectively, than the comparable prior year period. Additional crop premium associated with the CRS acquisition as well as new business opportunities, a favorable rate environment and strong account retentions in our commercial auto and ocean marine businesses were the primary drivers of the increase in premiums. Overall renewal rates in this group increased approximately 9% on average in the first quarter of 2024, an increase of about 2 points from the previous quarter.

The Specialty Casualty Group reported an underwriting profit of $74 million in the first quarter of 2024 compared to $88 million in the comparable 2023 period. Higher year-over-year underwriting profit in our workers’ compensation businesses was more than offset by lower underwriting profit in our excess and surplus lines and excess liability businesses and loss activity within a few accounts in our social services business. Catastrophe losses for this group were $16 million in the first quarter of 2024 compared to $3 million in the prior year quarter. The businesses in the Specialty Casualty Group achieved a strong 89.8% calendar year combined ratio in the first quarter of 2024, 2.3 points higher than the 87.5% reported in the comparable period in 2023.

First quarter 2024 gross and net written premiums increased 3% and 4%, respectively, when compared to the same prior year period. While most of the businesses in this group reported premium growth during the first quarter, the higher year-over-year premiums resulted primarily from growth in our excess & surplus lines and excess liability businesses as a result of rate increases and new business opportunities. Higher rates, strong account retention and new business opportunities in several of our targeted markets businesses contributed to the year-over-year growth to a lesser extent. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 8%; overall renewal rates in this group were up about 5% in the first quarter of 2024, with both measures up about 1% from renewal pricing in the previous quarter.

The Specialty Financial Group reported an underwriting profit of $33 million in the first quarter of 2024, compared to $26 million in the comparable 2023 period. The increase was primarily the result of higher underwriting profit in our financial institutions business. Catastrophe losses for this group were $8 million in the first quarter of 2024 compared to $4 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported an 86.3% combined ratio for the first quarter of 2024, an improvement of 0.2 points from the comparable period in 2023.

Gross and net written premiums increased by 26% and 27%, respectively, in the 2024 first quarter when compared to the same 2023 period. While most businesses in this group reported year-over-year growth, our financial institutions business was the primary driver of the higher premiums. Renewal pricing in this group was up approximately 7% in the first quarter, about 2 points lower than the previous quarter.

Carl Lindner III stated, “The year is off to a great start. Our specialty P&C businesses produced very good underwriting margins, pricing remains strong and we continue to find opportunities to grow our Specialty P&C businesses through increasing exposures and new opportunities. Nearly all the businesses in our diversified Specialty P&C portfolio met or exceeded our targeted returns.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended March 31, 2024, property and casualty net investment income was approximately 1% lower than the comparable 2023 period. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended March 31, 2024, increased 16% year-over-year as a result of the impact of higher interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 9.0% for the 2024 first quarter compared to 14.2% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2023, was approximately 13%.

Non-Core Net Realized Gains (Losses) – AFG recorded first quarter 2024 net realized gains of $11 million ($0.13 per share) after tax, which included $15 million ($0.18 per share) in after-tax net gains to adjust equity securities that the Company continued to own at March 31, 2024, to fair value. By comparison, AFG recorded first quarter 2023 net realized losses of $37 million ($0.42 per share loss) after tax.

After-tax unrealized losses related to fixed maturities were $300 million at March 31, 2024. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2024 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 2, 2024. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2024-11

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2024	2023
Revenues
P&C insurance net earned premiums	$1,546	$1,437
Net investment income	198	217
Realized gains (losses) on securities	14	(46)
Income of managed investment entities:
Investment income	99	104
Gain (loss) on change in fair value of assets/liabilities	10	(4)
Other income	39	32

Total revenues	1,906	1,740
Costs and expenses
P&C insurance losses & expenses	1,415	1,293
Interest charges on borrowed money	19	19
Expenses of managed investment entities	92	95
Other expenses	76	69

Total costs and expenses	1,602	1,476

Earnings before income taxes	304	264
Provision for income taxes	62	52

Net earnings	$242	$212

Diluted earnings per common share	$2.89	$2.49

Average number of diluted shares	83.8	85.4

Selected Balance Sheet Data:	March 31, 2024	December 31, 2023
Total cash and investments	$ 15,254	$15,263
Long-term debt	$ 1,475	$1,475
Shareholders’ equity(b)	$ 4,240	$4,258
Shareholders’ equity (excluding AOCI)	$ 4,555	$4,577
Book value per share(b)	$ 50.57	$50.91
Book value per share (excluding AOCI)	$ 54.32	$54.72
Common Shares Outstanding	83.9	83.6

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2024	2023
Gross written premiums	$2,336	$2,155	8%

Net written premiums	$1,634	$1,519	8%

Ratios (GAAP):
Loss & LAE ratio	58.6%	57.0%
Underwriting expense ratio	31.5%	32.2%

Specialty Combined Ratio	90.1%	89.2%

Combined Ratio – P&C Segment	90.1%	89.3%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$959	$872	10%
Specialty Casualty	1,097	1,061	3%
Specialty Financial	280	222	26%

	$2,336	$2,155	8%

Net Written Premiums:
Property & Transportation	$591	$552	7%
Specialty Casualty	751	722	4%
Specialty Financial	234	184	27%
Other	58	61	(5%)

	$1,634	$1,519	8%
Combined Ratio (GAAP):
Property & Transportation	89.0%	91.0%
Specialty Casualty	89.8%	87.5%
Specialty Financial	86.3%	86.5%
Aggregate Specialty Group	90.1%	89.2%

		Three months ended March 31,
		2024	2023
Reserve Development (Favorable)/Adverse:
Property & Transportation		$(43)	$(37)
Specialty Casualty		(17)	(27)
Specialty Financial		6	(3)
Other Specialty		3	3

Specialty Group		(51)	(64)
Other		1	1

Total Reserve Development		$(50)	$(63)
Points on Combined Ratio:
Property & Transportation		(8.3)	(7.8)
Specialty Casualty		(2.3)	(3.8)
Specialty Financial		2.3	(1.4)
Aggregate Specialty Group		(3.3)	(4.5)
Total P&C Segment		(3.2)	(4.4)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2024	2023
Core Operating Earnings before Income Taxes:
P&C insurance segment	$340	$350
Interest and other corporate expenses	(50)	(42)

Core operating earnings before income taxes	290	308
Related income taxes	59	61

Core net operating earnings	$231	$247

b)

Shareholders’ Equity at March 31, 2024, includes $315 million ($3.75 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to $319 million ($3.81 per share loss) in Accumulated Other Comprehensive Income (Loss) at December 31, 2023.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.